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                                                                    EXHIBIT 4.31

                                                                  EXHIBIT O-1 to
                                                     CLASS D REFUNDING AGREEMENT

                  SECOND AMENDMENT TO PARTICIPATION AGREEMENTS
                      (AIRCRAFT IDENTIFIED ON SCHEDULE I-A)

            Each Participation Agreement relating to an aircraft identified on
Schedule I-A to the Class D Refunding Agreement is amended as follows:

            1. AMENDMENT TO SECTION 1.01. Section 1.01 of each such Participation Agreement is amended by inserting after the words "Annex A, as amended by the First Indenture Amendment" the words "and the Second Indenture Amendment".

            2. AMENDMENT TO SECTION 4.02. (a) Section 4.02(d)(iv) of each such Participation Agreement is amended by inserting after the words "Operative Document, the Class C Refunding Agreement" the words ", the Class D Refunding Agreement".

            (b) Section 4.02(d)(viii) of each such Participation Agreement is amended by inserting after the words "Operative Document , the Class C Refunding Agreement" in the third line thereof the words ", the Class D Refunding Agreement", and by inserting after the words "Operative Documents , the Class C Refunding Agreement" in the sixth line thereof the words ", the Class D Refunding Agreement".

            (c) Section 4.02(d)(ix) of each such Participation Agreement is amended by inserting after the words "Operative Document , the Class C Refunding Agreement" in the third line thereof the words ", the Class D Refunding Agreement".

            3. AMENDMENT TO SECTION 6.02. As used in Section 6.02 of each such Participation Agreement, the term "Operative Documents" shall be deemed to include also the Class D Refunding Agreement.

            4. AMENDMENT TO SECTION 7.05. Section 7.05 of each such Participation Agreement is amended by deleting therefrom the second sentence and substituting in lieu thereof the following: "Each Pass Through Trustee and, by its acceptance of an Equipment Note, each subsequent Noteholder covenants and agrees that it shall not unreasonably withhold its consent to any consent of the Loan Trustee requested by the Company under the terms of the Indenture.".

            5. AMENDMENT TO SCHEDULE III. Schedule III of each such Participation Agreement is amended by (i) in the descriptions of Trust Supplement No. 2001-2A-1, Trust Supplement No. 2001-2A-2 and Trust Supplement No. 2001-2B, after the words "October 4, 2001," inserting the words "as amended,"; (ii) deleting the existing description of Trust Supplement No. 2001-2C and substituting in lieu thereof the following: "Trust Supplement No. 2001-2C, dated as of October 26, 2001, as amended, between the Company and the Pass Through Trustee in respect of American Airlines Pass Through Trust 2001-2C" and (iii) deleting the existing description of Trust Supplement No. 2001-2D and substituting in lieu thereof the following: "Trust Supplement
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No. 2001-2D, dated as of December 12, 2001, between the Company and the Pass
Through Trustee in respect of American Airlines Pass Through Trust 2001-2D".

            6. NEW CLASS D TRUSTEE A PARTY. For the avoidance of doubt, effective as of December 12, 2001 State Street Bank and Trust Company of Connecticut, National Association as Pass Through Trustee under the Basic Pass Through Trust Agreement and Trust Supplement No. 2001-2D dated as of December 12, 2001 shall be deemed to be a party to each such Participation Agreement, shall be an "Indemnitee" as defined in Section 4.02(b) of each such Participation Agreement, shall have the other rights of a Pass Through Trustee under each such Participation Agreement, and shall be bound by the covenants and other obligations of a Pass Through Trustee under each such Participation Agreement.